UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                        Superconductive Components, Inc.
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                                (Name of Issuer)

                           Common stock, no par value
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                         (Title of Class of Securities)

                                    868048307
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                                 (CUSIP Number)

                                December 31, 2002
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)

         [   ]    Rule 13d-1(c)

         [ x ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 Pages

CUSIP No. 868048307                SCH 13G/A                   Page 2 of 4 Pages


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1.       Names of Reporting Person:
         Edward R. Funk

         S.S. or I.R.S. Identification No. of Above Individual (optional): N/A
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2.        Check the Appropriate Box if a Member of a Group:
                                                                         (a) [ ]
                                                                         (b) [ ]
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3.       SEC Use Only

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4.       Citizenship or Place of Organization:
         United States
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                  5.      Sole Voting Power:
 Number of                340,218
   Shares         --------------------------------------------------------------
Beneficially      6.      Shared Voting Power:
  Owned by                132,430
    Each          --------------------------------------------------------------
  Reporting       7.      Sole Dispositive Power:
   Person                 340,218
    With:         --------------------------------------------------------------
                  8.      Shared Dispositive Power:
                          132,430
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9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         472,648
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10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                                             |X|
         Beneficial ownership of 351,545 shares of common stock owned by
         Dr. Funk's spouse is expressly disclaimed.
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11.      Percent of Class Represented by Amount in Row (9):
         24.0%
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12.      Type of Reporting Person:
         IN
--------------------------------------------------------------------------------

CUSIP No. 868048307                SCH 13G/A                   Page 3 of 4 Pages


ITEM 1.

         (a) Name of Issuer: Superconductive Components, Inc.

         (b) Address of Issuer's Principal Executive Offices:

             1145 Chesapeake Avenue, Columbus, Ohio  43212

ITEM 2.

         (a) Name of Persons Filing: Edward R. Funk

         (b) Address of Principal Business Office, or, if none, Residence:

             1145 Chesapeake Avenue, Columbus, Ohio  43212

         (c) Citizenship: United States Citizen.

         (d) Title of Class of Securities: Common Stock, no par value.

         (e) CUSIP Number: 868048307

ITEM 3.

         Not applicable.

ITEM 4.  OWNERSHIP

         (a) Amount Beneficially Owned: 472,648

         (b) Percent of Class: 24.0%

         (c) Number of Shares as to which such person has:

             (i)   Sole power to vote or to direct the vote:            340,218
             (ii)  Shared power to vote or to direct the vote:          132,430
             (iii) Sole power to dispose or to direct the
                     disposition of:                                    340,218
             (iv)  Shared power to dispose or to direct the
                     disposition of:                                    132,430

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

CUSIP No. 868048307                SCH 13G/A                   Page 4 of 4 Pages


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2003                  By: /s/ Ingeborg V. Funk
                                               ---------------------------------
                                               Ingeborg V. Funk, Executor of the
                                               Estate of Edward R. Funk